Exhibit 99.1
REGENT REPORTS FIRST QUARTER 2008 RESULTS
Cincinnati, OH – May 5, 2008 – Regent Communications, Inc. (Nasdaq: RGCI) announced today financial results for the quarter ended March 31, 2008.
For the first quarter of 2008, net broadcast revenues decreased 3.1% to approximately $20.8 million from $21.5 million reported for the first quarter of 2007. Net loss for the first quarter of 2008 was approximately $3.0 million, or $0.08 per share, compared with reported net loss of approximately $1.2 million or $0.03 per share, in the same period last year.
Bill Stakelin, President and CEO of Regent, commented, “During the first quarter, we continued to execute on our operating plan in the face of a challenging advertising market. We continued to drive large local audiences across our clusters and gained traction in strengthening and expanding our integrated online platform. Our revenue decrease, which was in line with our guidance and substantially less than the industry decline, primarily reflects the impact of the economic downturn on selected markets and weakness in certain advertising categories. However, we continued to control our costs and we posted cash flow gains ahead of expectations. In the months ahead, we will continue to focus on building on our leadership position in the nation’s mid-sized markets by growing our audiences and monetizing our footprint through our cross-platform strategy.”
Below are the Company’s condensed consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts):

	Three Months Ended
	March 31,
	2008	2007
Net broadcast revenues	$20,833	$21,508
Station operating expenses	14,841	15,213
Corporate general and administrative expenses	1,889	2,014
Depreciation and amortization	1,012	1,843
Gain on sale of stations	(540)	—
Loss on sale of long-lived assets and other	21	—

Operating income	3,610	2,438
Interest expense	(3,646)	(4,090)
Unrealized loss on derivative transactions, net of realized gain	(5,675)	(590)
Other (expense) income, net	(12)	52

Loss from continuing operations before income taxes	(5,723)	(2,190)
Income tax benefit	2,354	957

Loss from continuing operations	(3,369)	(1,233)
Income from discontinued operations, net of income taxes	359	34

Net loss	($3,010)	($1,199)

BASIC AND DILUTED NET LOSS PER COMMON SHARE:
Loss from continuing operations	($0.09)	($0.03)
Discontinued operations	0.01	0.00

Net loss	($0.08)	($0.03)

Weighted average number of common shares:
Basic	38,608	38,205
Diluted	38,608	38,205
Non-GAAP Financial Measures
In its assessment of its financial performance, Regent utilizes certain financial measures that are not calculated in accordance with GAAP. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net broadcast revenue and same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income, net loss, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.
Station Operating Income
First quarter 2008 station operating income decreased 4.8% to $6.0 million from $6.3 million reported in the first quarter of 2007. The Company believes that station operating income is a performance measure that helps investors better understand radio station operations. Additionally, the Company and other media companies have customarily been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income, which the

Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended
	March 31,
Station Operating Income	2008	2007

Operating income	$3,610	$2,438

Plus:
Depreciation and amortization	1,012	1,843
Corporate general and administrative expenses	1,889	2,014
Loss on sale of long-lived assets and other	21	—

Less:
Gain on sale of stations	540	—

Station operating income	$5,992	$6,295

Same Station Results
On a same station basis, which includes results from stations owned and operated in continuing operations during the entire first quarter for both the 2008 and 2007 periods and excludes barter, net broadcast revenue for the first quarter of 2008 decreased 2.6% to $20.1 million compared to $20.7 million for the first quarter of 2007. Same station operating income decreased 6.7% to approximately $6.0 million in the first quarter of 2008 compared to $6.4 million in the first quarter of 2007. The Company believes that a same station presentation is important to investors as it provides for a measure of performance of radio stations that were owned and operated by Regent in the first quarter of 2007, as well as the current year, and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income, which the Company believes are the most directly comparable GAAP financial measures, to same station net broadcast revenue and same station operating income (in thousands):

	Three Months Ended
	March 31,
Same Station Net Broadcast Revenue	2008	2007

Net broadcast revenue	$20,833	$21,508

Less:
Net results of stations not included in same station category	27	89
Barter transactions	688	764

Same station net broadcast revenue	$20,118	$20,655

	Three Months Ended
	March 31,
Same Station Operating Income	2008	2007

Operating income	$3,610	$2,438

Plus:
Depreciation and amortization	1,012	1,843
Corporate general and administrative expenses	1,889	2,014
Loss on sale of long-lived assets and other	21	—

Less:
Gain on sale of long-lived assets	540	—

Station operating income	$5,992	$6,295

Adjustments:
Net results of stations not included in same station category	81	202
Barter transactions	(88)	(85)

Same station operating income	$5,985	$6,412

Free Cash Flow
For the first quarter of 2008, free cash flow increased to approximately $0.4 million compared to minimal free cash flow in the first quarter of 2007. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands):

	Three Months Ended
	March 31,
Free Cash Flow	2008	2007

Net loss	($3,010)	($1,199)

Add:
Depreciation and amortization	1,012	1,879
Non-cash interest expense	130	93
Loss on sale of long-lived assets	7	—
Non cash loss on sale of radio stations	—	—
Unrealized loss on derivative transactions	5,684	842
Other non-cash items, net (1)	239	159

Less:
Maintenance and digital technology capital expenditures	431	841
Non cash gain on sale of radio stations	1,192	—
Non-cash income tax benefit	2,025	910

Free cash flow	$414	$23

(1)	Includes non-cash compensation and barter.
The Company believes the most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended
	March 31,
Free Cash Flow	2008	2007

Net cash provided by operating activities	$2,292	$2,007

Less:
Maintenance & digital technology capital expenditures	431	841
Changes in operating assets and liabilities	1,292	965
Bad debt expense	155	178

Free cash flow	$414	$23

Selected Financial Data
The Company’s cash balance and consolidated debt balance at March 31, 2008 were $0.8 million and $196.4 million, respectively. Total capital expenditures were $872,000 for the first quarter of 2008 which included $431,000 of maintenance and digital technology expenditures and $441,000 related to consolidation capital expenditures pertaining to a facilities build-out in our Evansville market.

Outlook
Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Regent undertakes no obligation to update these statements. The Company believes that forward-looking same station net broadcast revenue and station operating income disclosures are important to investors, analysts and other users of media financial information because it enables the users of such information to compare the performance of various sized companies against industry standards.
Regent expects second quarter 2008 reported net broadcast revenues and station operating income of $26.3 to $26.9 million and $9.6 to $10.0 million, respectively. Regent expects earnings per share to be $0.05 for the second quarter of 2008. However, earnings are subject to non-cash volatility as a result of changes in the market value of our interest rate swap agreements which are marked to market each quarter. The following table reconciles projected operating income, which the Company believes is the most directly comparable GAAP measure, to station operating income (in millions):

	Three Months Ending
	June 30, 2008
	Guidance Range
Station Operating Income	Lower	Upper
	(in millions)
Operating income	$6.5	$6.9
Plus:
Depreciation and amortization	1.1	1.1
Corporate general and administrative expenses	2.0	2.0

Station operating income	$9.6	$10.0

The Company expects same station net broadcast revenue to increase two to four percent for the second quarter of 2008 compared to the second quarter of 2007, due to both favorable timing of NTR events and growth in our core business. Capital expenditures are expected to be approximately $1.3 million in the second quarter, of which approximately $0.7 million is related to consolidation capital expenditures pertaining to a facilities build-out in our Evansville market and $0.6 million is related to maintenance and digital conversion capital expenditures.
Regent Communications will host a teleconference to discuss its first quarter results on Monday, May 5th at 9:00 a.m. Eastern Time. To access the teleconference, please dial 973-935-8767 ten minutes prior to the start time and reference passcode 43225823. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Monday, May 13, 2008, which can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (Int’l), passcode 8734351. The webcast will also be archived on the Company’s website for 30 days.

Regent Communications, Inc. is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 62 stations located in 13 markets. The Company’s shares are traded on the Nasdaq Stock Market under the symbol “RGCI.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; the ability to manage growth; the ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limits. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.
Contact:

Tony Vasconcellos	Joe Kessler
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030